Exhibit 4.2

AMENDMENT NO. 1 TO

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

STAR GAS PROPANE, L.P.

This Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Star Gas Propane, L.P. (the “Partnership”), dated as of November 19, 2004 (this “Amendment”), is between Star Gas LLC, as the general partner of the Partnership (the “General Partner”), and Star Gas Partners, L.P., as the limited partner of the Partnership (the “Limited Partner”). Initially capitalized terms used herein and not otherwise defined are used as defined in the Partnership Agreement (as defined below).

WHEREAS, Star Gas LLC and Star Gas Partners, L.P. have entered into that certain Interest Purchase Agreement, dated November 18, 2004 (as the same may be amended from time to time, the “Purchase Agreement”), with Inergy Propane, LLC (the “Buyer”) and Inergy, L.P., pursuant to which (i) the Limited Partner has agreed to transfer all of its limited partner interest in the Partnership to the Buyer and the Limited Partner will thereby withdraw from the Partnership as a limited partner of the Partnership, and (ii) the General Partner has agreed to transfer all of its general partner interest in the Partnership to an affiliate of the Buyer and the General Partner will thereby withdraw from the Partnership as a general partner of the Partnership; and

WHEREAS, in order to implement the transactions contemplated by the Purchase Agreement, it is necessary to make certain amendments to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated March 26, 1999 (the “Partnership Agreement”); and

WHEREAS, pursuant to Section 14.2 of the Partnership Agreement, the General Partner, as general partner of the Partnership, together with the Limited Partner, as limited partner of the Partnership, may amend the Partnership Agreement; provided, however, pursuant to Section 6.3(b) of the Amended and Restated Agreement of Limited Partnership of the Limited Partner, dated March 26, 1999, as amended, the consent of the unitholders of the Limited Partner is required for such an amendment, unless the amendment does not have a material adverse effect on the Limited Partner as a partner of the Partnership; and

WHEREAS, the General Partner has determined that the amendments to the Partnership Agreement contemplated by this Amendment are in the best interest of the Limited Partner and, therefore, do not have a material adverse effect on the Limited Partner as a partner of the Partnership.

NOW, THEREFORE, it is hereby agreed as follows:

Amendments.

A. Article V of the Partnership Agreement is hereby amended by inserting a new Section 5.4 as follows:

“Section 5.4 Distributions in Kind.

The Partnership shall be permitted to make distributions of assets in kind to the Partners in accordance with their respective Percentage Interests. The assets that the Partnership may distribute in kind may include, without limitation, capital stock of subsidiaries of the Partnership, and each Partner is not required to receive a pro-rata share of each such share of capital stock, but, rather, each Partner may receive a number of shares of capital stock equal to that Partner’s pro-rata share of the aggregate amount of shares of capital stock being distributed.”

B. Section 10.2 of the Partnership Agreement, is hereby deleted in its entirety and replaced with the following:

“The General Partner may at any time transfer its Partnership Interest if the Limited Partner consents thereto.”

C. Section 10.3 of the Partnership Agreement, is hereby deleted in its entirety and replaced with the following:

“The Limited Partner may at any time transfer its Partnership Interest if the General Partner consents thereto.”

D. Section 12.1(b) of the Partnership Agreement is hereby amended by deleting the third sentence thereof in its entirety.

E. The text and heading of Section 12.3 of the Partnership Agreement are deleted in their entirety and replaced with “Intentionally Omitted”.

Binding Effect. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and all other parties to the Agreement and their respective successors and assigns.

Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

Consent. In the event of a closing under the Purchase Agreement, (i) the Limited Partner hereby consents to (A) the General Partner’s transfer of all of its Partnership Interest pursuant to the Purchase Agreement, and (B) the admission of the transferee thereof as a general partner of the Partnership, and (ii) the General Partner hereby consents to (A) the Limited Partner’s transfer of all of its Partnership Interest pursuant to the Purchase Agreement, (B) the admission of the transferee thereof as a limited partner of the Partnership, and (C) the admission of the transferee of the General Partner’s Partnership Interest pursuant to the Purchase Agreement as a general partner of the Partnership.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

GENERAL PARTNER:

STAR GAS LLC

By:	/s/ IRIK P. SEVIN
Name: Irik P. Sevin
Title: Chairman, President and Chief Executive Officer

LIMITED PARTNER:

STAR GAS PARTNERS, L.P.

By: Star Gas LLC, its general partner

By:	/s/ IRIK P. SEVIN
Name: Irik P. Sevin
Title: Chairman, President and Chief Executive Officer